Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-212444) and Form S-8 (Nos. 333-104930, 333-106190 and 333-189497) of our report dated March 3, 2017, on our audits of the consolidated financial statements of Great Southern Bancorp, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2016.  We also consent to the incorporation by reference of our report dated March 3, 2017, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2016, which report is included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2016.

/s/BKD, LLP

Springfield, Missouri
March 3, 2017